UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKER-HANNIFIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0451060
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer (Identification Number)

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(Address of Principal Executive Offices, Including Zip Code)

Amended and Restated Parker-Hannifin Corporation

2009 Omnibus Stock Incentive Plan

(Full Title of the Plan)

CT Corporation System

1300 East Ninth Street

Cleveland, Ohio 44114

(216) 621-4270

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.50 per share (3)	9,200,000	$94.00	$864,800,000	$117,958.72

(1)	Represents an increase in the number of shares of Common Stock of Parker-Hannifin Corporation (the “Registrant”), par value $0.50 per share (“Common Shares”), that may be issued under the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan (the “Plan”). These shares are in addition to the Common Shares which were previously authorized for issuance under the Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may be issuable pursuant to anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and registration fee pursuant to Rule 457 (c) and (h) promulgated under the Securities Act based on the average of the high and low sale prices of the Common Shares as reported on the New York Stock Exchange on February 11, 2013.
(3)	Each Common Share registered hereunder includes an associated common share purchase right (a “Right”). Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable and may be transferred only with the Common Shares. No separate consideration is payable for the Rights.

Explanatory Note

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 333-164335) as filed with the Securities and Exchange Commission on January 14, 2010 to register Common Shares to be issued pursuant to the Plan are hereby incorporated by reference. This Registration Statement on Form S-8 is filed for the purpose of registering an additional 9,200,000 Common Shares under the Plan.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on August 24, 2012;

2. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 2, 2012;

3. Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, filed with the SEC on February 6, 2013;

4. Current Reports on Form 8-K, filed with the SEC on October 29, 2012 and February 15, 2013;

5. The description of the Registrant’s Common Shares, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 8, 1967, and all amendments and reports filed with the SEC for the purpose of updating such description; and

6. The description of the Registrant’s Common Share purchase rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on February 8, 2007, and all amendments and reports filed with the SEC for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the filing of this Registration Statement but prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Shares registered hereby has been passed upon for the Registrant by Thomas A. Piraino, Jr., Vice President, General Counsel and Secretary of the Registrant. Mr. Piraino owns Common Shares and holds options to purchase Common Shares, which in the aggregate represent approximately 0.15% of the Registrant’s outstanding Common Shares, and he is eligible to participate in the Registrant’s equity plans.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

ITEM 8.	EXHIBITS.

Exhibit No.	Exhibit Description

4(a)	Amended Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 (Commission File No. 1-4982).

4(b)	Code of Regulations of the Registrant, as amended, incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007 (Commission File No. 1-4982).

4(c)	Shareholder Protection Rights Agreement, dated as of February 8, 2007, between the Registrant and Wells Fargo Bank, N.A. (as successor to National City Bank) incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed on February 8, 2007 (Commission File No. 1-4982).

4(d)	First Amendment to Shareholder Protection Rights Agreement, dated as of July 6, 2009, between the Registrant and Wells Fargo Bank, N.A. (as successor to National City Bank) incorporated by reference to Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (Commission File No. 1-4982).

4(e)	Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan effective as of October 24, 2012, incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on September 24, 2012 (Commission File No. 1-4982).

5*	Opinion of Counsel.

23(a)*	Consent of Deloitte & Touche LLP.

23(b)*	Consent of Counsel (included as part of Exhibit 5).

24*	Powers of Attorney.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 19th day of February, 2013.

PARKER-HANNIFIN CORPORATION

By:	/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Donald E. Washkewicz	Chairman, President and Chief Executive Officer (Principal Executive Officer)	2/19/13

* Jon P. Marten	Executive Vice President – Finance and Administration and Chief Financial Officer (Principal Financial Officer)	2/19/13

* Catherine A. Suever	Vice President and Controller (Principal Accounting Officer)	2/19/13

* Robert G. Bohn	Director	2/19/13

* Linda S. Harty	Director	2/19/13

* William E. Kassling	Director	2/19/13

* Robert J. Kohlhepp	Director	2/19/13

* Klaus-Peter Müller	Director	2/19/13

* Candy M. Obourn	Director	2/19/13

* Joseph M. Scaminace	Director	2/19/13

* Wolfgang R. Schmitt	Director	2/19/13

* Åke Svensson	Director	2/19/13

* James L. Wainscott	Director	2/19/13

*	Thomas A. Piraino, Jr., by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers of the Registrant which have been filed with the SEC on behalf of such officers and directors.

February 19, 2013	By:	/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION

4(a)	Amended Articles of Incorporation of the Registrant incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 (Commission File No. 1-4982).

4(b)	Code of Regulations of the Registrant, as amended, incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007 (Commission File No. 1-4982).

4(c)	Shareholder Protection Rights Agreement, dated as of February 8, 2007, between the Registrant and Wells Fargo Bank, N.A. (as successor to National City Bank) incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed on February 8, 2007 (Commission File No. 1-4982).

4(d)	First Amendment to Shareholder Protection Rights Agreement, dated as of July 6, 2009, between the Registrant and Wells Fargo Bank, N.A., as successor to National City Bank) incorporated by reference to Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (Commission File No. 1-4982).

4(e)	Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan effective as of October 24, 2012, incorporated by reference to Appendix A of the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on September 24, 2012 (Commission File No. 1-4982).

5*	Opinion of Counsel.

23(a)*	Consent of Deloitte & Touche LLP.

23(b)*	Consent of Counsel (included as part of Exhibit 5).

24*	Powers of Attorney.

*	Filed herewith.